Exhibit 10.11

TENANACY CONTRACT

Agent Lessor: Shanghai Baoshan District Youyi Road Street Fort Villager Committee (hereinafter referred to as Party A)

Lessee: Shanghai Park Ha Industrial Development Co., Ltd. (hereinafter referred to as Party B)

Due to the economic development needs, Party B leases No.11, Lane 803, Shuangcheng Road, Baoshan District, which is under the management of Party A. Through friendly negotiation, both parties reached the following agreement:

Party B leases Room 1602A-4230, No.11, Lane 803, Shuangcheng Road, Baoshan District with a floor area of approximately 20 square meters. The lease term is 3 years commencing from April 20, 2022 to April 19, 2025. Party B shall provide written notice to Party A three months in advance if it intends to the renewal upon expiration of the lease term, and it has priority under the same conditions.

Rent and payment method: The rent is RMC 500 per month, prepay once every quarter (the rent for the previous quarter shall be prepaid when the contract is signed, the rent for the next quarter is paid after one quarter of use). Party B shall pay the rent on time, and shall pay a late fee of 0.1% of the overdue amount per day to party A.

At the time of signing the contract, Party B shall pay a deposit of RMB / to Party A. In case Party B proposes to terminate the lease contract or breach the contract listed in Article 4 hereof, it shall be used as liquidated damages. The deposit shall be returned upon expiration of the initial lease term if Party B has not breached the contract.

4. In any of the following circumstances, Party B shall be deemed to have breached the contract. Party A has the right to terminate the lease contract and repossess the premises without any compensation liability.

(1) Party B subleases the premises without the written consent of Party A.

(2) Party B delays in paying the rent for more than three months.

(3) Party B engages in illegal business activities

(4) Party B has damaged the building structure or seriously violates the fire control and safety management regulations, causing consequences and refuse to correct.

5. Party A shall not arbitrarily repossess the premises or raise the rent during the lease term.

6. During the lease term, if there is a need for national construction, such as demolition or recovery of the leased premises, both parties shall unconditionally terminate the contract and the lease relationship, and settle the rent on time. If there is any business loss incurred by Party B, the compensation cost for personnel resettlement shall be borne by Party B. Party B shall not be responsible for the damage due to force majeure.

7. During the lease term, Party A shall assist Party B to deal with the business license and provide relevant supporting documents. When handing over the leased premises, Party A shall ensure that the premises are in good working condition, provide property management services, air conditioning, power and supporting facilities, and be responsible for cleaning. Party B shall pay management fees to the property management department every month and bear electricity and telephone bills.

8. During the lease term, Party A is responsible for the appearance decoration and the image design of the public parts and exterior of the commercial building. Party B shall not change the structure and the appearance of the building for interior decoration, and Party B shall obtain the written permission from Party A of it decoration scheme. Party B shall not affect the appearance of the building and lighting of other tenants if it maintains peripheral advertisement. Otherwise, Party A shall have the right to prevent and dismantle the advertisement. Party B shall comply with the management system and relevant regulations of the commercial building.

9.Upon expiration of the lease term, the lessee shall move out all the items on time and handle the handover procedures. If Party A fails to move after the deadline, the rent shall be paid at three times the current rent. After one month overdue, Party A shall have the right to dispose of all the indoor items and shall not assume any liability to pay compensation.

10. Upon expiration of the lease term, Party A shall not compensate Party B for the decoration. Party B shall have the right to remove or dismantle the equipment and facilities added to the premises, but shall not cause any damage to Party A, otherwise it shall compensate.

11. This contract shall come into force upon being signed and sealed by both parties.

Agent Lessor: Shanghai Baoshan District Youyi Road Street Fort Villager Committee

Legal representative: /s/ Shanghai Baoshan District Youyi Road Street Fort Villager Committee

April 20, 2022

Agent Lessee: Shanghai Park Ha Industrial Development Co., Ltd.

Legal representative: /s/ Shanghai Park Ha Industrial Development Co., Ltd.

April 20,2022